Exhibit 107
CALCULATION OF FILING FEE TABLES
Schedule 13E-3
(Form Type)

Bowhead Specialty Holdings Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1 - Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	$1,020,685,304(1)(2)(3)	0.00013810	$140,956.64(4)
Fees Previously Paid	$0		$0
Total Transaction Valuation	$1,020,685,304
Total Fees Due for Filing			$140,956.64
Total Fees Previously Paid			$0
Total Fee Offsets			$140,956.64
Net Fee Due			$0

Table 2 - Fee Offset Claims and Sources

Line Item Type	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims		Schedule 14A	001-42111	08/28/2026		$140,956.64
Fee Offset Sources	Bowhead Specialty Holdings Inc.	Schedule 14A	001-42111		08/28/2026		$140,956.64

(1)	Title of each class of securities to which transaction applies: Bowhead Specialty Holdings Inc. (the “Company”) common stock, par value $0.01 per share (the “Company Common Stock”).
(2)
Aggregate number of securities to which transaction applies: The number of shares of Company Common Stock to which this transaction applies is estimated, as of July 31, 2026, to be 30,020,156, which consists of (i) 28,242,986 shares of Company Common Stock, other than Company Common Stock held by American Family Mutual Insurance Company and its subsidiaries, entitled to receive the merger consideration of $34.00 per share, (ii) 1,420,291 shares of Company Common Stock subject to outstanding Company RSUs, entitled to receive the merger consideration of $34.00 per share (“RSUs”) and (iii) 356,879 shares of Company Common Stock subject to Company PSUs, entitled to receive the merger consideration of $34.00 per share (assuming maximum performance) (“PSUs”).

(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Solely for the purpose of calculating the filing fee, the underlying value of the transaction was calculated as an amount equal to (i) 28,242,986 shares of Company Common Stock, multiplied by $34.00, the per share merger consideration, (ii) 1,420,291 RSUs, multiplied by $34.00, the per share merger consideration and (iii) 356,879 PSUs, multiplied by $34.00, the per share merger consideration.

(4)	The filing fee was calculated in accordance with Rule 0-11 under the Securities and Exchange Act of 1934, as amended, by multiplying the transaction value by 0.00013810.